PURCHASE AND SALE AGREEMENT

      This PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into, by and among MECA Software, L.L.C., a Delaware limited liability company ("MECA"); those entities set forth on Exhibit A which hold equity interests in MECA (individually, a "Member" and collectively, the "Members"); CFI ProServices, Inc., an Oregon corporation ("CFI"); and MoneyScape Holdings, Inc, an Oregon corporation and wholly owned subsidiary of CFI ("MSH"). All capitalized terms used herein and not previously defined shall have the meaning ascribed thereto as subsequently defined in this Agreement (including Section 10.14).

                                    RECITALS

      WHEREAS, the Members are the owners of equity interests (the "Membership Interests") of MECA (in the respective percentages, and identified as Class A Members or Class B Members on Exhibit A); and

      WHEREAS, MECA is in the business of marketing, selling and/or licensing, and providing certain software products and related services to financial institutions and other customers (the "Business"); and

      WHEREAS, CFI and MSH between them desire to purchase all of the Membership Interests of all of the Members in MECA and through this purchase own and operate the Business of MECA, all as described, and upon the terms and subject to the conditions, set forth herein;

      WHEREAS, MECA desires to enter into the transactions contemplated herein; and

      WHEREAS,   the  Members  each  desire  to  enter  into  the   transactions
contemplated herein.

      NOW, THEREFORE, in consideration of the foregoing premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, the parties hereto agree as follows:

                                    AGREEMENT

ARTICLE I:  PURCHASE AND SALE OF MEMBERSHIP INTERESTS.

      Section 1.1 Purchase of Membership Interests.

      On the terms and subject to the conditions herein stated, each of the Members hereby sells, assigns, transfers, conveys, and delivers, (i) to CFI, 99.0% of such Member's respective Membership Interest in MECA and (ii) to MSH, 1.0% of such Member's respective Membership Interest in MECA, and CFI and MSH hereby purchase these respective percentages of Membership Interests from each of the Members, causing CFI and MSH to own all of the issued and outstanding Membership Interests in MECA.

      Section 1.2 Closing.

      The Closing of the purchase of the Membership Interests shall be deemed to take place at 10:00 a.m. at the offices of CFI on the date hereof or at such other time, date, and location as the parties hereto mutually agree. Such time and date of the closing are herein referred to as the "Closing Date."

ARTICLE II:       PURCHASE PRICE AND PAYMENT TERMS.

      Section 2.1 Purchase Price.

            (a) CFI and MSH Stock. At the Closing, CFI shall issue and deliver 49,500 shares of CFI common stock, and MSH shall deliver 500 shares of CFI common stock (hereafter, collectively, the "Shares") to the Members (or to their parent company designees). The Shares will be "restricted shares" within the meaning of the Securities Act of 1933, as amended. The number of Shares delivered to each Member shall be determined by multiplying the respective Member's percentage Membership Interest in MECA on the Effective Date as set forth on Exhibit A by the total number of CFI shares, issued and delivered pursuant to the foregoing sentence.

      Section 2.2 Taxes.

      The Class A Members shall be jointly and severally responsible for any and all Taxes (as hereinafter defined) which have accrued or which may accrue in the future as a result of any such Member's possession, ownership, or use of any of the Assets or its Membership Interest prior to the Closing Date, other than Taxes accrued on the MECA Balance Sheet. Insofar as reasonably possible, all such payments of Taxes, due on or before the Closing Date, shall be made and paid on or before the Closing Date, with settlement of any remaining items to be made within thirty (30) days following the Closing Date. CFI and MSH shall be solely responsible for any and all Taxes which accrue as a result of CFI or MSH's respective possession, ownership or use of the Membership Interests on and after the Closing Date. The Members have determined that no sales Taxes are payable as a result of the transactions contemplated herein.

      Section 2.3 No Additional Shares.

      The Shares shall constitute all of the shares of CFI common stock (whether delivered by CFI or by MSH) issuable to the Members in exchange for the Membership Interests. No contingent payments shall be made to the Members in exchange for such Membership Interests.

                                   ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

      Except as set forth in the attached Schedule of Exceptions, any Exhibits or other applicable schedule, appendix or exhibit hereto, each of the Class A Members, jointly and severally, on behalf of themselves and their respective parent companies, hereby represents and warrants to CFI and MSH as of the Closing Date as follows.

      Section 3.1       Corporate Formalities; Enforceability.

      (a) Legal Entity Status. MECA is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. MECA is not, and the execution and delivery of this Agreement and each document contemplated hereby, and the consummation of the transactions contemplated herein, will not cause it to be, in violation of any provision of its Certificate of Formation or Amended and Restated Limited Liability Company Agreement as currently in effect (respectively, the "Charter Documents").

      (b) Power and Authority. MECA has all requisite limited liability company power and authority to own, lease, possess, and operate its assets, and to engage in its Business. MECA has all requisite limited liability company power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and each document contemplated hereby to which it is a party, and to consummate the transactions contemplated herein and therein. Each of the Members has all requisite corporate power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and each document contemplated hereby to which it is a party, and to consummate the transactions contemplated herein and therein. Each of the Members has taken or caused to be taken all other proper and necessary action to authorize the execution, delivery, and performance of this Agreement and each document contemplated hereby. MECA is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on MECA.

      (c) Enforceability of Acquisition Agreement and Related Documents. Each Member has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid, and binding obligation of each such Member, enforceable against such Member in accordance with its terms. Each document contemplated hereby and executed by a Member, when executed and delivered by such Member in accordance with the provisions hereof and thereof, shall be a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms.

      (d) Ownership of MECA. The Membership Interests set forth in Exhibit A constitute one hundred percent (100%) of the outstanding equity interests in MECA. Each Member owns the Membership Interests in MECA set forth opposite its name on Exhibit A, free and clear of all Liens and such Membership Interests, when transferred to CFI and MSH pursuant to this Agreement shall be free and clear of all Liens arising from any actions of such Member.

      Section 3.2       Non-Contravention.

      The execution and delivery by the Members of this Agreement and of the documents contemplated hereby and the performance by the Members of the terms and provisions hereof and thereof; the consummation of the transactions contemplated herein and therein, does not (with the passage of time or the giving of notice or both):

      (a) Conflict with any Law or require any Approval on the part of any Member.

      (b) Conflict with, contravene, result in a breach of or constitute a default under, MECA's Charter Documents or under the applicable organizational document of any Member.

      (c) Result in a breach of, constitute a default under, or give rise to any right of termination, cancellation, acceleration or loss of right under any Contract (as defined in Section 3.5 below), except for any such breach, default or right which would not, individually or in the aggregate, have a Material Adverse Effect on MECA.

      (d) Result in the creation or imposition of any Lien, restriction or encumbrance of any kind upon MECA, or MECA's Assets, as a result of the action or inaction of MECA or any Member.

      (e) Require any Approval (except as set forth in Exhibit 3.2).

      Section 3.3 Financial Condition.

      (a) Financial Statements. The Members have delivered to CFI and MSH unaudited balance sheets of MECA (the "MECA Balance Sheet"), dated as of April 30, 1999 (the "MECA Balance Sheet Date"), and the related unaudited statements of income and cash flows for the periods ended April 30, 1999, together with any notes thereto and/or reports thereon (collectively, the "MECA Financial Data"). The MECA Balance Sheet: (i) has not been audited; (ii) is in accordance with the Records of MECA; has been prepared in accordance with GAAP consistently applied with historical practices of MECA (subject to the absence of footnotes and year-end adjustments not in the aggregate material); and (iii) to the best knowledge of the Members and MECA, fairly presents the financial condition of MECA as of the MECA Balance Sheet Date.

      (b)  No  Material   Adverse  Effect.   Except  as  expressly   allowed  or
contemplated by this Agreement, since the MECA Balance Sheet Date, MECA has conducted its business in the ordinary course and there has not occurred:

            (i)   Any Material Adverse Effect;

            (ii) Any amendments or changes in MECA's Charter Documents.

            (iii) Any redemption, repurchase or other acquisition of Membership Interests by MECA, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Membership Interests;

            (iv) Any increase in or modification of the compensation or benefits payable or to become payable by MECA to any of its employees;

            (v) Any acquisition or sale of property or assets by or of MECA, except in the ordinary course of business;

            (vi) Any entry into, amendment of, relinquishment, termination or non-renewal by MECA, of any Contracts, or material lease transaction, commitment or other right or obligation, other than in the ordinary course of business;

            (vii) Any labor dispute, other than routine individual grievances, or, to the best knowledge of the Members and MECA, any activity or proceeding by a labor union or representative thereof to organize any employees of MECA; or

            (viii) Any relinquishment, termination, or non-renewal by any Member, of any Contract between MECA and any such Member, or any agreement or formal determination made by any such Member to take any action after the date hereof which, if taken prior to the date hereof, would have made any representation or warranty untrue or incorrect as of the date hereof.

      (c) Receivables. The receivables reflected on the MECA Balance Sheet arose in the ordinary course of business and are valid receivables reflecting sums due for the provision of goods and services by MECA. To the best knowledge of the Members and MECA, such receivables are collectible in the book amounts thereof, less an amount not in excess of the reserves provided for in such balance sheet. The receivables of MECA arising after the date of the MECA Balance Sheet and prior to the Closing Date arose in the ordinary course of business, are valid receivables reflecting sums due for the provision of goods and services by MECA, and have been collected or, to the best knowledge of MECA, are collectible in the book amounts thereof, less an amount not in excess of the reserves provided for in such balance sheet.

      (d) Allocated Payment Amounts. The amounts reflected in the MECA Balance Sheet as obligations of licensees of the Products arose in the ordinary course of business and are valid obligations reflecting sums due for the provision of goods and services by MECA prior to the Closing Date.

      (e) Undisclosed Liabilities. MECA has no liabilities or obligations of any nature due or to become due, determined or determinable, absolute, accrued, contingent, or otherwise, except, (i) as, and to the extent, set forth or specifically reserved against in the MECA Financial Data, (ii) liabilities arising in the ordinary course of business that are not required by generally accepted accounting principals to be set forth on the MECA Balance Sheet, (iii) liabilities incurred after the MECA Balance Sheet Date and before the Closing Date arising in the ordinary and usual course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort or infringement claim, violation of law or lawsuit) and (iv) liabilities incurred in connection with or contemplated by this Agreement. No Lien exists with respect to any of MECA's Assets by virtue of any pledge or agreement of any Member.

      (f) Records. The Records contain, in all material respects, true, complete, and accurate entries of all dealings or transactions of or in relation to the Business and have been maintained in accordance with good accounting and business practices. There have been no transactions involving MECA, the Assets or the Business that will have, or that have had a Material Adverse Effect thereon, other than as has been accurately set forth in the Records.

      Section 3.4 Tax Returns and Payments.

      (a) MECA has duly and timely filed when due, or will have timely filed on or before the Closing Date, all material returns, reports, declarations and applications, relating to all Taxes required to be filed by MECA prior to the Closing Date, including, without limitation, with respect to estimated Taxes, excise Taxes and informational returns (in each case, a "Return") due from MECA. All such Returns are true, accurate, and complete in all material respects and reflect all Taxes payable. MECA has paid or reserved for all Taxes due from MECA with respect to MECA and the Business.

      (b) No Return has been audited by any taxing authority. There is no action, suit, proceeding, audit, investigation, or claim pending or threatened in respect of any Taxes for which MECA is or may become liable, nor has any deficiency or claim for any such Taxes been imposed or assessed. There are no outstanding notices of Deficiencies, adjustments, or changes in assessments with respect to any Taxes due from MECA. There is no agreement, waiver, or consent providing for an extension of time with respect to the assessment of any Taxes against MECA.

      (c) MECA has timely paid, withheld or otherwise collected, or made provision on its books for all Taxes due and payable by MECA with respect to all taxable periods ending on or prior to the Closing Date and for the relevant portion (ending on the Closing Date) of any taxable period beginning prior to the Closing Date and ending after the Closing Date. There are no Liens for Taxes upon the assets of MECA, except Liens for current Taxes not yet due.

      (d) To the best knowledge of the Members, MECA will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the ClosingDate pursuant to Section 481(c) of the Internal Revenue Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for any Tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of MECA for any Tax period (or portion thereof) ending on or before the Closing Date.

      Section 3.5 Agreements.

      (a) Agreements. The following agreements, commitments, contracts, arrangements, mortgages, deeds of trust, instruments, leases, licenses or any other understandings, oral or written, that presently are in effect, including all amendments, modifications, and waivers with respect thereto to which MECA is a party or is otherwise bound (collectively, "Contracts"), are listed in Exhibit 3.5:

            (i) Any plan, contract or arrangement with any officer, a member of the board of managers, director, consultant or employee of any Member or MECA, providing for the payment by MECA of future compensation (including, without limitation, bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit sharing, or the like), whether written or oral;

            (ii) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

            (iii) Any distribution agreement, sales agreement, volume purchase agreement, or other similar agreement;

            (iv) Any lease for real or personal property used by the Members or MECA in connection with the Business;

            (v) Any agreement, license, permit, concession, arrangement, commitment or authorization which may be, by its terms, terminated or breached by reason of the execution of this Agreement, or the consummation of the transactions contemplated hereby where such termination or breach would have a Material Adverse Effect on MECA;

            (vi) Any instrument evidencing or related in any way to indebtedness by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise and which would be affected by, or would have an effect on, the execution of this Agreement or the consummation of the transactions contemplated hereby;

            (vii) Any material license, either as licensor or licensee, of the Products or the Intellectual Property;

            (viii) Any contract for the future purchase, sale, license, provision or manufacture of products or services requiring payment to or from MECA in an amount in excess of $20,000 per annum which is not terminable on ninety (90) or fewer days' notice without cost or other liability to MECA;

            (ix) Any contract or commitment in which MECA has granted or received most favored customer pricing provisions or exclusive marketing or distribution rights relating to any product or service, group of products or services, market or geographic territory;

            (x) Any lease or other agreement under which MECA is lessee of tangible personal property or real property owned by any third party and under which payments to such third party exceed $20,000 per annum;

            (xi) Any agreement or arrangement for the sale, licensing or leasing of any assets, properties, products, services or rights having a value in excess of $20,000; and

            (xii) Any agreement that restricts MECA from engaging in any aspect of its business, from participating or competing in any line of business or market or that restricts MECA from engaging in any business in any market or geographic area.

      (b) No Defaults. With respect to each of the Contracts (i) a true and correct copy has previously been delivered or made available to CFI and MSH,
(ii) it is valid and binding on MECA and any Member that is a party thereto and, to the knowledge of MECA, any third party and is in full force and effect, (iii) neither MECA nor any Member a party thereto is in violation of the terms of or in default thereunder, and, to the best knowledge of the Members and MECA, no other party thereto is in violation of the terms thereof or in default thereunder, (iv) neither MECA nor any Member has received a notice of termination with respect thereto, and, (v) to the knowledge of the Members and MECA no condition exists or event has occurred (including, without limitation, the consummation of the transactions contemplated hereunder) that, with the giving of notice, the lapse of time, or both, would become a default or permit early termination thereunder by a party other than MECA. Neither MECA nor any Member has received any notice that the other party to any contract will, or has threatened to declare any default or seek to exercise any termination right under such Contract as a result of the consummation of the transactions contemplated hereunder.

      Section 3.6 Property.

      (a) Assets. Exhibit 3.6(a) represents (in all material respects) a complete and accurate list of all owned and leased property used by MECA in the conduct of the Business, which had a purchase price in excess of $1000.00 and which is not yet been fully depreciated (the "Assets") and includes any such owned property reflected in the MECA Balance Sheet. MECA has good and marketable title to the Assets, free and clear of all Liens, except as set forth on Exhibit 3.6(a). With respect to tangible Assets, (i) there is no condition, restriction, or reservation affecting the title to or utility of any such Assets which as a result of the consummation of the transactions contemplated hereunder would prevent MECA from occupying, utilizing, or enjoying any such Assets (or any part thereof) on the Closing Date to the same extent that MECA is entitled on the date hereof; (ii) MECA does not hold such tangible personal property on consignment, nor does MECA have title to such tangible Assets in the possession of others; and (iii) all such Assets material to the Business are all in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes used.

      (b) Real Property. MECA has no title to or ownership interest (other than a leasehold estate) in any real property. Exhibit 3.6(b) includes a description of the lease currently in effect to which MECA is a party (the "Real Property Lease"). MECA has previously delivered to CFI and MSH a true and complete copy of the Real Property Lease, including all material amendments, modifications, and waivers with respect thereto. The Real Property Lease is valid and binding on MECA, and to the knowledge of MECA, each other party thereto and is in full force and effect, and all rents and additional rents due as of the Closing Date on such lease have been paid. MECA has been in peaceable possession since the commencement of the original term of such lease and is not in material default thereunder and no waiver, indulgence, or postponement of MECA's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition, or act that, with the giving of notice, the lapse of time, or both, would become a default by MECA under such lease. To the knowledge of the Members and MECA, all of the material covenants to be performed by any other party under any such lease have been fully performed.

      (c)   Products.

      The products that MECA has currently  under  development are identified on
Exhibit 3.6(c) (the "Products"). MECA has provided to CFI a summary description of each product as contemplated by MECA, its development code name or project identifier, a summary of its stage of development indicating major milestones completed and those remaining to be completed, and for each major milestone the most recent estimate of the resource commitments in terms of man hours and in terms of money and other resources. No representation or warranty is made as to the ability to complete the development of any such products as set forth in such materials or otherwise.

      (d)   Intellectual Property.

            (i) MECA owns or has the right to use all of the Intellectual Property which is used, or may be necessary to conduct the Business as currently conducted. Exhibit 3.6(d) sets forth a list of all trademarks, service marks, trade names and copyrights registered in the name of MECA (the "Marks").

            (ii) Neither MECA nor any Member has assigned or licensed rights to the Marks to any third party except pursuant to the terms of the Contracts.

            (iii) The execution, delivery and performance of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not breach or violate or constitute a default under any Contract relating to the ownership or use of the Intellectual Property by MECA, and will not cause the forfeiture or termination or materially impair the rights held in such Intellectual Property by MECA, whether before or after the Closing Date.

            (iv) To the knowledge of the Members and MECA, the use of the Intellectual Property by MECA, as currently used, does not infringe on any patents, trademarks, copyrights, trade secrets or any other intellectual property right of any third party.

            (v) There is no pending or, to the best knowledge of the Members and MECA, threatened Claim contesting the validity, ownership or right to use, sell, license, dispose of, or to bring actions for the misappropriation of, any Intellectual Property (other than for licensed Intellectual Property) used by MECA in the conduct of the Business as currently conducted. Neither MECA nor any Member has received any notice asserting that any Intellectual Property (or the proposed use, sale, license, or disposition thereof) conflicts with or will conflict with the rights of any other party, nor, to the best knowledge of the Members and MECA, is there any reasonable basis for any such assertion.

            (vi) MECA has taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of the Intellectual Property (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all employees and other parties with access to or knowledge of the Intellectual Property). To the best knowledge of the Members and MECA, no MECA employees are obligated under any Contract or subject to any judgment, decree or order of any court or administrative agency that would conflict with MECA's ownership and use of the Intellectual Property from and after the Closing Date. MECA has provided or made available to CFI and MSH a copy of each confidentiality or other agreement which MECA has entered into with any of its employees regarding any of the Intellectual Property.

            (vii) To the best knowledge of the Members and MECA, none of their employees or MECA employees or any third party to a confidentiality agreement with MECA with respect to the Intellectual Property, has published or disclosed any confidential aspect of any Intellectual Property to any other party except in accordance with and as permitted by such confidentiality agreement.

      Section 3.7 Compliance With Laws; Governmental Authorizations and
Licenses.

      (a) Compliance with Law. MECA is in compliance in all material respects with and has conducted its Business so as to comply in all material respects with all laws, rules and regulations, judgments, decrees or orders of any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign (a "Governmental Authority") applicable to its operations and with respect to which compliance is a condition of engaging in the Business. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), including any such actions relating to affirmative action claims or claims of discrimination, against MECA, or against any of MECA's properties or activities related to the Business, which are continuing in effect and could reasonably be expected to have a Material Adverse Effect on MECA, the Business or the Assets. The ownership of the Membership Interests by each Member is in compliance in all material respects with all laws, rules and regulations, judgments, decrees or orders of any Governmental Authority applicable to such Member's operations. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against any Member which could reasonably be expected to have a Material Adverse Effect on MECA, the Business or the Assets.

      (b) Governmental Authorizations and Licenses. MECA possesses all material governmental licenses, franchises, certificates, consents, permits and other governmental authorizations legally required to enable it to carry on the Business as now conducted or to own and use the Assets (in any event, free from restrictions materially burdensome to the operation of the Business) (collectively, "Licenses"), all of which Licenses are described in Exhibit 3.7(b). All such Licenses are valid and existing and no proceeding is pending or, to the knowledge of the Members and MECA, threatened looking toward the revocation or material limitation of, any such License. MECA is in material compliance with the terms and conditions of such Licenses.

      Section 3.8 Environmental Compliance.

      (a) Neither MECA nor any of the Members has ever received any written notice, demand, citation, summons, complaint or order or any notice of any penalty, Lien or assessment, and to the best of their knowledge, no investigation or review is pending by any Governmental Authority, with respect to any material (i) alleged violation by MECA of any Environmental Law, or (ii) alleged failure by MECA to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its Business or (iii) to the best knowledge of the Members and MECA, MECA has not violated, or is it in violation of, any Environmental Law.

      (b) MECA has delivered to CFI and MSH copies of all environmental audits and other similar reports which have been prepared by or for MECA with respect to any property owned or leased by MECA.

      Section 3.9 Employees.

      (a) Employees. Exhibit 3.9 lists all persons employed by MECA as of the Closing Date. Those employees that are covered by employment or similar agreements (i.e., employed other than "at will") are identified on Exhibit 3.9. No other MECA employee is a party to any employment or similar agreement with MECA relating to such employment (other than "at will" employment agreements or agreements with MECA for the purpose of providing for the confidentiality of the Intellectual Property and the prosecution of patent claims and similar matters). Except as identified on Exhibit 3.9, no Member is a party to any effective consulting agreement (either utilizing employees of such Member or third parties) with respect to the Business. As of the Closing Date, MECA has fully paid to each of the employees or accrued for the payment of all compensation then owed by MECA to such employees, and has paid or performed all other obligations to such employees required to be paid or performed on or before the Closing Date.

      (b) Legal Matters. MECA is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, verification of immigration status, terms and conditions of employment and wages and hours and occupational safety and health and employment practices except where such non-compliance would not have a Material Adverse Effect on MECA, and is not engaged in any unfair labor practice. There is neither pending nor, to the best knowledge of the Members and MECA, threatened, any investigation or hearing arising out of or based upon any such laws, regulations or practices.

      Section 3.10      Litigation.

      There are no Claims pending, or, to the best knowledge of the Members and MECA, threatened against MECA, or against the Members as to the ownership of the Membership Interests, or any officers, or employees of MECA, the Business or the Assets, or of the consummation of the transactions contemplated by this Agreement. To the best knowledge of the Members and MECA, there exists no set of facts or conditions that would reasonably be expected to give rise to any such Claims.

      Section 3.11      Customers.

      Exhibit 3.11 lists all existing active customers of MECA party to any Contract with MECA. Except as set forth in Exhibit 3.11, to the best knowledge of the Members and MECA, no customers during the two (2) years prior to the Closing Date has terminated its contract with MECA indicating as a reason dissatisfaction with MECA's products or services.

      Exhibit 3.11 separately segregates and lists all contracts between MECA and any Member that will continue after the Closing. Each such contract is, and immediately after the Closing Date shall remain, in full force and effect and the Member party to such contract represents that it has no material dispute, dissatisfaction or intention to terminate such contract.

      Section 3.12      Brokers.

      Except for fees  payable  to  Hambrecht  & Quist LLP,  none of MECA or any
Member has incurred, directly or indirectly, any liability for brokerage or finders' fees in connection with the consummation of the transactions contemplated hereunder. Any amounts payable to Hambrecht & Quist LLP in connection with the consummation of the transactions contemplated hereunder shall be paid by the Members.

      Section 3.13      Year 2000.

      Products and services presently offered by MECA are Year 2000 compliant. With respect to MECA's Assets (excluding the Products) including MECA's internally used software, hardware, firmware, equipment, goods, or systems that are material to the Business, MECA has taken reasonable steps to reduce the risks to the Business, the Assets and its customers in connection with a potential Year 2000 compliance problem. "Year 2000 compliant" means that the Product, service, software, hardware, firmware, equipment, goods, or systems will reflect and accept proper dates, operate properly with correct dates provided it, properly perform date sensitive functions before, during, and after the year 2000 as well as spanning the change in century, and either not accept insufficient date information or correctly interpret the correct date from such information. MECA has provided test results and vendor responses that evidence its efforts within the terms of this Section 3.13.

      Section 3.14      Accuracy and Completeness of Information.

      The representations and warranties, written data, documents, reports, written statements, financial statements, and other written information furnished by MECA or the Members to CFI and MSH or its representatives in connection with this Agreement or any of the transactions contemplated herein are complete and correct in all material respects, do not contain any material misstatement of fact and do not omit to state any material fact necessary to make the statements herein and therein not misleading.

                                   ARTICLE IV
              REPRESENTATIONS and WARRANTIES OF CFI and MSH

      Except as set forth in the attached Exhibits, CFI and MSH hereby represent and warrant to the Members that the following statements are true and correct as of the date hereof.

      Section 4.1       Corporate Formalities; Enforceability.

      (a) Corporate Status. CFI and MSH are each a corporation, duly organized, validly existing, and in good standing under the laws of the State of Oregon. MSH is a wholly owned subsidiary of CFI. Neither CFI nor MSH is in violation, and the execution and delivery of this Agreement and each document contemplated hereby, and the consummation of the transactions contemplated herein, will not cause either of them to be in violation, of any provision of its Articles of Incorporation or bylaws as currently in effect (CFI and MSH's "Charter Documents")

      (b) Corporate Power and Authority. CFI and MSH have all requisite corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and each document contemplated hereby; and to consummate the transactions contemplated herein and therein. The Board of Directors of CFI and MSH have duly approved, and CFI and MSH have each taken or caused to be taken all other proper and necessary action to authorize the execution, delivery, and performance of this Agreement and each document contemplated hereby.

      (c) Enforceability of Acquisition Documents. CFI and MSH have duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid, and binding obligation of CFI and MSH, enforceable in accordance with its terms. Each document contemplated hereby, when executed and delivered by CFI and MSH in accordance with the provisions hereof and thereof, shall be a legal, valid and binding obligation of CFI and MSH, enforceable in accordance with its terms.

      Section 4.2 Non-Contravention.

      The execution and delivery by CFI and MSH of this Agreement and of the documents contemplated hereby; the performance by CFI and MSH of the terms and provisions hereof and thereof; and the consummation of the transactions contemplated herein and therein, does not and will not (with the passage of time or the giving of notice or both):

      (a) Conflict with any Law or any Approval (notwithstanding that compliance with any such Law or Approval is not required until a future date) or, to the best knowledge of CFI and MSH, any proposed or pending change in any Law or Approval;

      (b) Conflict with, contravene, result in a breach of, constitute a default under, or give rise to any right of termination, cancellation, acceleration, or loss of right under CFI and MSH's respective corporate charters or bylaws or under any agreement, commitment, contract, arrangement, mortgage, deed of trust, instrument, lease, license, or any other understanding, oral or written, to which either CFI and MSH is a party or by which either CFI and MSH may be bound or affected;

      (c) To the best knowledge of CFI and MSH, require any Approval on the part of CFI or MSH.

      Section 4.3 Capitalization.

      (a)   CFI Capitalization.

            (i) The authorized capital stock of CFI consists of 10,000,000 shares of CFI Common Stock, no par value, 10,300 shares of Class A Preferred Stock, no par value ("CFI Class A Preferred Stock"), and 5,000,000 shares of Series Preferred Stock, no par value ("CFI Series Preferred Stock"). As of March 31, 1999, there were outstanding:
                  (A)   4,995,552 shares of CFI Common Stock;

                  (B) 7311.96 shares of CFI Class A Preferred Stock; and

                  (C) no shares of CFI Series Preferred Stock.

            (ii) All outstanding shares of CFI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 4.3(a)(i), above, and Section 4.3(a)(iii), below, and as otherwise contemplated by this Agreement, there are no outstanding:

                  (A) shares of capital stock or other voting securities of CFI;

                  (B) securities, subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or other arrangements (herein, "CFI Securities") pursuant to which CFI is bound to issue any additional shares of its capital stock or other voting securities, or rights to purchase such shares;

                  (C) obligations of CFI to repurchase, redeem or otherwise acquire any CFI Securities; or

                  (D) agreements between CFI, on the one hand, and any other person or entity, on the other hand, regarding the capital stock or other voting securities of CFI, other than as contemplated by this Agreement.

            (iii)  Notwithstanding the  representations  contained in subsection
      (ii), above:

                  (A) CFI is  obligated  to redeem a certain  percentage  of the
            Class A Preferred Stock, rounded to the nearest whole number of shares, each year through the year 2018 at a fixed redemption price of $262.14 per share. As of March 31, 1999, 2988.04 shares of a total of 10,300 shares of Class A Preferred Stock had been redeemed. CFI may redeem all or part of the Series A Preferred Stock at any time. Upon the occurrence of: (1) the voluntary or involuntary dissolution, liquidation, or winding up of CFI; (2) a sale of substantially all of its assets; or (3) a merger or exchange of shares with another corporation in which CFI is not the survivor, holders of Class A Preferred Stock are entitled to receive out of the assets of CFI, prior to any payment or distribution to holders of common stock, an amount equal to $262.14 per Class A share.

                  (B) CFI currently has in effect a 1999  Consolidated  Restated
            Stock Option Plan, an Amended and Restated Outside Director Restricted Stock Plan, a Restated Outside Director Compensation and Stock Option Plan, Nonqualified Option Agreements dated January 21, 1999, , and an Employee Stock Purchase Plan (collectively, for purposes of this subsection, the "Plans"). All of the securities underlying these Plans have been registered (except for the January 21, 1999 Option Agreements) pursuant to a Form S-8 filed with the SEC on October 19, 1993, a Post-Effective Amendment No. 1 to Form S-8, filed with the SEC on May 26, 1994, a Post-Effective Amendment No. 2 to Form S-8, filed with the SEC on March 1, 1995, and a Form S-8 filed with the SEC on September 4, 1996. The Plans have been summarized in the 1999 Amended Information Statement, dated January 31, 1999, a copy of which is attached hereto as Exhibit 4.3(a) and in the 1999 Proxy Statement attached hereto as Exhibit 4.3(a)1. As of January 31, 1999, the Plans together permitted future issuances of up to 1,065,689 shares of common stock. (Assuming approval by shareholders at the 1999 annual meeting of an additional 500,000 share reserve under the Consolidated Plan and an additional 100,000 share reserve under the Outside Director Plan, this figure increases to 1,665,689 option shares in reserve).,. Since January 1, 1999, options to purchase 175,000 shares have been granted pursuant to the Plans (however, of these, options representing 35,633 shares are contingent upon approval by the CFI shareholders at the annual shareholders' meeting in May 1999).

                  (C) CFI  intends  to issue,  on or before  the  Closing  Date,
            90,000 shares of common stock or stock equivalents to a qualified investor.

            (iv) All shares of CFI Common Stock to be issued in connection with the transactions contemplated hereby shall, upon issuance, be duly authorized, fully paid, validly issued and nonassessable. CFI has reserved sufficient shares of CFI Common Stock for issuance in connection with the transactions contemplated hereby.

            Section 4.4 SEC Filings.

      (a)   CFI has delivered to MECA:

            (i) its annual report on Form 10-K for its fiscal years ended December 31, 1997 and 1998.

            (ii) its quarterly report on Form 10-Q for its fiscal quarter ending March 31, 1999 (to be filed 5/15/99 and will be delivered at such time).

            (iii) its proxy statement relating to a meeting of the shareholders of CFI to be held on May 14, 1999.

            (iv)  all  of  its  other   reports,   statements,   schedules   and
      registration statements filed with the SEC since December 31, 1998.

The documents described in subparagraphs (i) through (iv) above are hereinafter collectively referred to as the "Filed SEC Documents."

      (b) MSH has delivered to MECA copies of its Charter Documents.

      (c) As of its filing date, no report or statement filed by CFI pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (d) For the past twelve months, CFI has filed with the SEC in a timely manner all reports, schedules, forms and other documents required under the Securities Act or the Exchange Act.

      Section 4.5 Financial Statements.

      The audited consolidated financial statements and unaudited interim financial statements of CFI included in its annual reports on Form 10-K and quarterly reports on Form 10-Q referred to in Section 4.4 present fairly, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of CFI and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements).

(a) No Material Adverse Effects. Except as expressly allowed or contemplated by this Agreement, since the date of the last above-mentioned financial statement or report, CFI has conducted its business in the ordinary course and there has not occurred:

            (i)   Any Material Adverse Effect;

            (ii) Any amendments or changes in CFI's Charter Documents.

            (iii) Any extraordinary redemption, repurchase or other acquisition of CFI shares, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the CFI shares;

            (iv) Any increase in or modification of the compensation or benefits payable or to become payable by CFI to any of its employees other than in the ordinary course of business;

            (v) Any acquisition or sale of property or assets by or of CFI, except in the ordinary course of business;

            (vi) Any entry into, amendment of, relinquishment, termination or non-renewal by CFI with respect to CFI, of any contracts, lease transaction, commitment or other right or obligation, other than in the ordinary course of business;

            (vii) Any labor dispute, other than routine individual grievances, or, to the best knowledge of CFI, any activity or proceeding by a labor union or representative thereof to organize any employees of CFI; or

            (viii) Any agreement or arrangement made by CFI to take any action after the date hereof which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 4.5 untrue or incorrect as of the date hereof.

(b) Undisclosed Liabilities. There are no liabilities or obligations of any nature of CFI, due or to become due, determined or determinable, absolute, accrued, contingent, or otherwise, and there are no conditions, situations, or circumstances that have existed, are existing, or that could reasonably be expected to result in any such liabilities or obligations, except (i) to the extent set forth or specifically reserved against in the CFI books of account or
(ii) in the ordinary and usual course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort or infringement claim, violation of law or lawsuit) and (iii) liabilities incurred in connection with or contemplated by this Agreement.



      Section 4.6 Compliance With Laws.

      CFI and MSH are in compliance in all material respects with and have conducted their respective business so as to comply in all material respects with all laws, rules and regulations, judgments, decrees or orders of any Governmental Authority applicable to its operations and with respect to which compliance is a condition of engaging in the business thereof. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), including any such actions relating to affirmative action claims or claims of discrimination, against CFI or MSH or against any of their respective properties or businesses, which are continuing in effect and could reasonably be expected to have a Material Adverse Effect on CFI.

      Section 4.7 No Brokers.

      CFI and MSH have not employed or retained any broker or similar agent or become in any way obligated for any such person's fee in connection with the transactions contemplated herein.

      Section 4.8 Payment of Obligations

      CFI and MSH have sufficient cash, or access to funding, to pay all liabilities of MECA set forth on the MECA balance sheet or identified in the Schedule of Exceptions hereto at the Closing Date or as such identified amounts may otherwise become due.

      Section 4.9 Accuracy and Completeness of Information.

      The representations and warranties, written data, documents, reports, written statements, financial statements, and other written information furnished by CFI and MSH to the Members, or their representatives, in connection with this Agreement or any of the transactions contemplated herein are complete and correct in all material respects, do not contain any material misstatement of fact and do not omit to state any material fact necessary to make the statements herein and therein not misleading.

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

      Section 5.1       Approvals.

      MECA, and as appropriate the Members, shall take all commercially reasonable steps to obtain all Approvals and Licenses necessary to consummate the transactions contemplated by this Agreement, if any. In the event that any such Approval or Licenses (including, without limitation, those related to the Contracts and the Real Property Facilities Lease) has not been obtained on or before the Closing Date, MECA, the Members, CFI and MSH shall work together and cooperate in good faith in attempting to expeditiously obtain such Approvals and Licenses.

      Section 5.2       Taxes.

      (a) For any taxable period of MECA that ends on or before the Closing Date, the Members shall timely cause to be prepared and filed with the appropriate authorities all income Tax Returns and applicable federal and state partnership information returns required to be filed by MECA. CFI and MSH shall timely cause to be prepared and filed with the appropriate authorities all other Tax Returns required to be filed by MECA, except that the Members shall timely cause to be prepared and filed with the appropriate authorities all Tax Returns to the extent that they are due on or prior to the Closing Date. Any Tax Return to be prepared and filed by CFI and MSH for taxable periods beginning before the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, and CFI and MSH shall consult with the Members concerning each such Tax Return and report all items with respect to the portion of the period ending on the Closing Date in accordance with the instructions of the Members to the extent such reporting is allowable without significant risk of the imposition of penalties or additions to Tax as determined by CFI and MSH in consultation with its Tax advisors. CFI and MSH shall cause the Company to provide the Members with a copy of each such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Members) at least 25 days prior to the filing of such Tax Return, except that (i) in the case of a Tax Return relating to a monthly taxable period, the copy shall be provided to the Members at least 10 days prior to the filing of such Tax Return, and (ii) in the case of a Tax Return due within 90 days following the Closing Date, the copy shall be provided to the Members in such shorter period of time prior to filing as CFI and MSH shall reasonably determine to be practicable.

      (b) MECA, the Members, CFI and MSH shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and promptly making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. CFI and MSH recognize that the Members will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by MECA, CFI and MSH to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, CFI and MSH agree, and agree to cause MECA, (i) to use their reasonable efforts to properly retain and maintain such records until such time as the Members agree that such retention and maintenance is no longer reasonably necessary, and (ii) to allow the Members and their agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the Members may reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the Members' expense.

      (c) Any refunds or credits of Taxes for which the Members are liable pursuant to this Agreement shall be for the account of the Members who are so liable. Any refunds or credits of any other Taxes shall be for the account of MECA or, with respect to the Membership Interests, CFI and MSH. CFI and MSH shall, if the Members so request and at the Members' expense, cause MECA or its successor to file for and obtain any refunds or credits to which the Members may be entitled under this Section 5.2(c). The Members shall control the prosecution of any such claim (at the expense of the Members) but shall permit CFI and MSH to participate in such prosecution. CFI and MSH shall cause MECA or its successor to forward to the Members any such refund within 10 days after the refund is received (or reimburse the Members for any such credit within 10 days after the credit is allowed or applied against other Tax liabilities). The Members, CFI and MSH shall treat any payments under the preceding sentence as an adjustment to purchase price.

      (d) Notwithstanding any other provision in this Agreement, the Members shall have the right at their own expense to control any audit or examination by any taxing authority ("Tax Audit"), and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for which they may be liable pursuant to this Agreement relating to their Membership Interests. CFI and MSH shall have the right, at their own expense, to control any other Tax Audit, and to contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to MECA.

      (e) The provisions of this Section 5.2 shall survive the Closing and shall not terminate except in accordance with applicable law.


      Section 5.3       Employment.

            (a) MECA will terminate the MECA 401(k) plan prior to the Closing. After Closing, CFI, in CFI's sole discretion, will either (i) establish a 401(k) plan specific to MECA and allow each MECA employee the opportunity to participate in the MECA 401(k) plan or (ii) allow each MECA employee the opportunity to participate in CFI's existing 401(k) plan with credit for time served with MECA.

      (b) In furtherance of Section 3.9(a) hereof, in the event that any employee of MECA shall make a claim for any unpaid obligations arising during such employee's employment with MECA (including, without limitation, unpaid salary, commissions, PTO, ERISA plan contribution, etc.), MECA shall indemnify CFI and MSH against any Loss resulting therefrom in accordance with the terms of
Section 9.2 hereof; provided, however, that any such indemnification obligation shall not be subject to the provisions of clause (ii) of Section 9.2(d).

      Section 5.4 Additional Deliveries.

      At or immediately prior to the Closing, MECA shall promptly take, or cause to be taken, all necessary action to obtain and deliver to CFI a UCC-3
Termination Statement with respect to any liens on the Assets held by NationsBank and/or Bank of America (or their subsidiaries or affiliates; e.g., MYM Holdings Corporation) with respect to the Bank Debt. Any claim made by CFI and MSH as a result of MECA's failure to satisfy the covenants in this Section 5.4(b) shall not be subject to the limitations of clause (ii) of Section 9.2(d) or the penultimate sentence of Section 9.2(d).

      Section 5.5 Assumption of Lease and Employment Agreements

      CFI and MSH hereby assume all obligations under the Facilities Lease and Employment or Compensation Agreements of Paul Harrison and Kathleen Bromage set forth in Exhibit 3.5(a) (hereafter defined as the "Executive Agreements) and shall use commercially reasonable efforts to remove the Members as guarantors under such Facilities Lease.
                                   ARTICLE VI
                         NONSOLICITATION; NONDISCLOSURE

      Section 6.1 Nonsolicitation.

      During the Restrictive Period, no Member will solicit for employment, directly or indirectly, or cause to be employed by another, any person who is at any time during the Restrictive Period, an employee or officer of MECA, nor form any partnership with or establish any business venture in cooperation with such person, without the express written consent of MECA. The Restrictive Period shall be one (1) year beginning on the Closing Date. This Section shall not prohibit any general solicitation included in any publication of general circulation or on any Internet site, not specifically directed towards employees of MECA.

      Section 6.2 Nondisclosure of Confidential Information.

      (a) Any information furnished to or obtained by any Member or, if applicable, any of such Member's officers, attorneys, accountants, consultants, representatives or agents (collectively, "Member's Representatives"), as a result of pursuing the transactions contemplated by this Agreement, shall be treated as confidential information. The Members each shall not disclose such information and shall use their respective best commercial efforts to keep the Member's Representatives from disclosing such information, except that a Member may disclose the confidential information or portions thereof (i) to Member's Representatives who need to know such information for the purpose of advising such Member in connection with the transactions contemplated by this Agreement;
(ii) if, at the time of the disclosure or thereafter, the confidential information is generally available to and known by the public (other than as a result of disclosure directly or indirectly in violation of any duty of confidentiality); or (iii) if the information has been independently acquired or developed by such Member without violating a duty of confidentiality. To the extent that a Member or one of such Member's Representatives may become legally compelled to disclose any confidential information not encompassed by (i), (ii), or (iii) above, such Member shall notify CFI and MSH and CFI and MSH may seek an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be disclosed. In the event that the transactions contemplated by this Agreement are not consummated, the Members and all of such Member's Representatives shall return to CFI and MSH all written information furnished by CFI and MSH.

      (b) After the Closing Date, each Member shall not, and shall use commercially reasonable efforts to cause their Member Representatives to not, use or disclose to third parties, any trade or business secrets, confidential information, knowledge, data or other information that is the property of MECA, except in accordance with the terms of agreements listed in Exhibit 3.5 between such Member and MECA relating to the Business or the Assets.

      Section 6.3 Remedies; Consent to Injunction.

      Each of the Members hereby agrees that CFI and MSH will or would suffer immediate and irreparable injury if any of the Members were to solicit MECA employees or disclose Confidential Information in violation of this Article VI, and it is and will be impossible to estimate and determine the damage that will be suffered by CFI and MSH or its successors and assigns in the event of a breach by a Member of any such covenant. Therefore, each of the Members hereby further agrees that CFI and MSH shall be entitled to injunctive relief in a court of appropriate jurisdiction restraining any further violation of such covenant or covenants by a Member, its employers, employees, partners, agents or other associates or any of them, and each of the Members hereby stipulates to the entering of such injunctive relief. CFI and MSH's right to injunctive relief is cumulative and in addition to whatever other remedies it, including its successors or assigns, may have at law or in equity.



                                   ARTICLE VII
            CONDITIONS TO OBLIGATIONS OF THE MEMBERS TO CLOSE

      The obligations of each Member under this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions (any one or more of which may be waived in whole or in part by all of the Members in writing):

      Section 7.1       Representations and Warranties True and Correct.

      All representations and warranties of CFI and MSH contained herein or in any certificate or other instrument delivered pursuant to the provisions hereof shall be true and correct in all material respects.

      Section 7.2       Compliance with Covenants.

      All of the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by CFI and MSH on or prior to the Closing Date shall have been complied with and performed in all material respects.

      Section 7.3       No Litigation.

      No suit, action, investigation, claim, or legal, administrative, arbitration or other proceeding, at law or in equity, shall have been instituted or threatened which (individually or in the aggregate) would materially adversely affect CFI and MSH's assets, the title or interest of CFI and MSH in any of such assets, CFI and MSH's business, or the consummation of the transactions contemplated hereby.

      Section 7.4 Delivery of Documents, Etc.

      CFI and MSH shall have delivered to the Members (or their parent company designees) on or immediately after the Closing Date, stock certificates representing the Shares, properly endorsed by the authorized officers or agent of CFI and MSH.

      Section 7.5       Proceedings.

      All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto, shall be reasonably satisfactory in form and substance to MECA, the Members and their respective counsel.

      Section 7.6 Payment of Bank Debt

      CFI shall pay the Bank Debt of MECA at Closing up to a maximum amount of $8,344,064.43, including principal and accrued but unpaid interest thereon.

      Section 7.7 Treatment of 401(k) Plan Participants

      MECA shall terminate its 401(k) plan prior to the Closing. After Closing, CFI shall allow each person employed by MECA on the Closing Date the opportunity to participate in CFI's existing 401(k) plan with credit for time served with MECA.

                                  ARTICLE VIII
            CONDITIONS TO OBLIGATIONS OF CFI and MSH TO CLOSE

      The obligations of CFI and MSH under this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions (any one or more of which may be waived in whole or in part by CFI and MSH in writing):

      Section 8.1       Representations and Warranties True and Correct.

      All representations and warranties of MECA or the Members contained herein or in any certificate or other instrument delivered pursuant to the provisions hereof shall be true and correct on the Closing Date in all material respects.

      Section 8.2       Compliance With Covenants.

      All of the terms, covenants agreements, and conditions of this Agreement to be complied with and performed by the Members on or prior to the Closing Date shall have been complied with and performed in all material respects.

      Section 8.3       No Material Adverse Effect; No Litigation.

      This section is intentionally left blank, its purpose being covered by the warranties and representations provided elsewhere.

      Section 8.4 Delivery of Documents, Etc.

      MECA shall deliver to CFI and MSH all of the following:

      (a) Consents. On or immediately after the Closing Date, the consent of the landlord (or landlord's agent) under the Real Property Lease.

      (b) Termination Statement. On or immediately after the Closing Date UCC-3 Termination Statements with respect to the Bank Debt. (c) Investment Agreement. Each of the Members shall have executed and delivered an Investment Agreement substantially in the form attached hereto as Exhibit 8.4(c).
(d) Evidence of 401(k) Termination. On the Closing Date, MECA shall present evidence that it has properly terminated its 401(k) plan.


8.5   Proceedings.

      All  proceedings  to  be  taken  in  connection   with  the   transactions
contemplated by this Agreement and all documents incidental thereto, shall be reasonably satisfactory in form and substance to CFI and MSH and its counsel.

                                   ARTICLE IX
                               SURVIVAL; INDEMNITY

      Section 9.1 Survival.

      The respective representations and warranties, covenants and agreements of the Members, and of CFI and MSH contained herein or in any other document contemplated hereby, shall survive the Closing upon the terms and subject to the limitations set forth herein.

      Section 9.2       Indemnification.

      (a) From the Closing Date through December 31, 2000, subject to the conditions hereinafter set forth, the Class A Members, jointly and severally, shall defend, indemnify and hold harmless CFI and MSH and its successors and assigns (collectively, "CFI and MSH's Indemnified Persons"), and shall reimburse CFI and MSH's Indemnified Persons, for, from, and against each and every Loss, imposed on or incurred by CFI and MSH's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of (i) any breach of any representation or warranty made by MECA or the Members in any respect, whether or not CFI and MSH's Indemnified Persons relied thereon or had knowledge thereof, or (ii) nonfulfillment of any covenant, agreement or other obligation of the Members made as of the date hereof or as of the Closing Date under this Agreement, or
(iii) any fee payable to Hambrecht and Quist L.L.P. in connection with the consummation of the transaction contemplated hereby. Each Member shall be entitled to offset against such indemnification liability amounts paid by such Member (or its affiliates) pursuant to any guarantee of obligations (or agreement to contribute to such obligations) arising under the Facilities Lease or Executive Agreements.

      (b) Subject to the conditions hereinafter set forth, CFI and MSH shall defend, indemnify and hold harmless the Members, and their successors and assigns (herein, "MECA Indemnified Persons"), and shall reimburse the MECA Indemnified Persons, for, from, and against each and every Loss imposed on or incurred by a MECA Indemnified Person, directly or indirectly, relating to, resulting from or arising out of (i) the operation of the Business or the ownership or use of the Assets after the Closing Date including without limitation any obligation of MECA (except for those obligations for which the Members shall be obligated to reimburse CFI and MSH pursuant to Section 9.2(a)), or (ii) any breach of any representation or warranty made by CFI or MSH , whether or not any MECA Indemnified Person relied thereon or had knowledge thereof, or nonfulfillment of any covenant, agreement or other obligation of CFI and MSH under this Agreement.

      (c) Promptly after receipt by a party (the "Indemnified Party") of notice of any complaint or the commencement of any action or proceeding by a party which is the subject of indemnification hereunder, the Indemnified Party will notify each party required to indemnify the Indemnified Party (the "Indemnifying Party") in writing of such complaint or with the commencement of such action or proceeding and furnish such Indemnifying Party with copies of all claims, demands, documents, pleadings, and other writings in connection therewith and, if such Indemnifying Party so elects or is requested in writing by the Indemnified Party, such Indemnifying Party may assume the defense of such complaint, claim, action or proceeding, including the employment of counsel satisfactory to the Indemnified Party (such consent not to be unreasonably withheld, and to be deemed given if no response is made by the Indemnified Party with three (3) days of notice thereof) and the payment of all expenses and costs, as such expenses and costs are incurred, with respect thereto. Notification by the Indemnified Party to the Indemnifying Party must be made orally within three business days following receipt by the Indemnified Party of knowledge of such claim and in writing within five business days following receipt by the Indemnified Party of knowledge of such claim. In the event that notification to the Indemnifying Party is not made within the time periods required by the immediately preceding sentence, recovery by the Indemnified Party shall be reduced to the extent that such delay has prejudiced the Indemnifying Party or hampered in any way its ability to remedy such situation. The Indemnified Party shall have the right to employ its own separate counsel, but the fees and expenses of such separate counsel shall be at its expense unless: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such complaint, claim, action or proceeding; (ii) the Indemnified Party shall have reasonably concluded that there are defenses available to him, her or it which are materially different from or additional to those available to the Indemnifying Party; or (iii) the Indemnified Party's legal counsel shall advise the Indemnified Party in writing, with a copy to the

Indemnifying Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If clause (i), (ii), or (iii) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party to represent or defend him, her or it, but in no event shall such Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for any one such complaint, claim, action, or proceeding in any one jurisdiction.

      (d) Notwithstanding anything to the contrary, Class A Members shall not be obligated to indemnify, defend or hold harmless CFI and MSH's Indemnified Persons under Section 9.2(a) hereof against a breach of any representation, warranty or covenant to be made or performed by such Members or any of them before the Closing Date (a "Covered Breach") unless (i) CFI and MSH delivers to a Class A Member by December 31, 2000 (the "Claims Period"), a written claim for indemnification for Losses actually incurred by CFI and MSH's Indemnified Persons within such Claims Period ("Indemnification Claim"); provided that if CFI and MSH's Indemnified Persons deliver an Indemnification Claim within the Claims Period, the Class A Members shall indemnify, defend and hold harmless CFI and MSH's Indemnified Persons against any Losses with respect to such Claim through and after the date of the Indemnification Claim if such Indemnification Claim relates to a third party claim that is reasonably likely to result in actual Loss to CFI and MSH's Indemnified Persons, which Loss is reasonably determinable by the parties as qualifying for indemnification pursuant to this
Article 9 at the conclusion of the Claims Period, and (ii) the aggregate Losses suffered by CFI and MSH's Indemnified Persons in connection with all such Covered Breaches exceed a One Hundred Thousand and No/100 Dollars ($100,000.00) aggregate deductible, after which the Members shall be obligated to indemnify and hold harmless CFI and MSH's Indemnified Persons from and against only those Losses in excess of the deductible amount. Notwithstanding anything to the contrary contained in this Agreement, in the event that, notwithstanding the limitations contained in this Section 9.2(d) or elsewhere in this Agreement, the Class A Members nevertheless become liable to CFI and MSH's Indemnified Persons for any reason other than as a result of fraud, or intentional misconduct, in no event shall the aggregate amount of such liability of the Class A Members (including all costs, expenses and attorneys' fees paid or incurred by CFI and MSH's Indemnified Persons in connection therewith or the curing of any and all misrepresentations or breaches of warranties or covenants under this Agreement) exceed the sum of $10 Million. Claims brought pursuant to Section 9.2(a) shall be the exclusive remedy for the breach of any representation, warranty or covenant made by a Member hereunder. In the event of fraud, or intentional misconduct, liability under this Section 9.2(d) shall not be limited by the two immediately preceding sentences.

      (e) Notwithstanding anything else to the contrary contained herein and in addition to the other limitations set forth herein, the Class A Members shall not be required to indemnify the CFI and MSH Indemnified Persons, and the CFI and MSH Indemnified Persons shall not seek indemnity from the Class A Members, for any of the following:

            (i) Losses which arise from or in connection with any claim made by CFI and MSH against any of the Members for consequential damages, including, without limitation, lost profits, lost investment or business opportunity, damages to reputation, exemplary damages, treble damages, nominal damages and operating Losses, unless in the event of fraud, or intentional misconduct as excepted under Section 9.2(d);

            (ii) Losses attributable to or arising from overhead allocations, internal costs (including employee expenses and general and administrative costs) and the internal costs of administering the requirements imposed by or under this Agreement;

            (iii) Losses with respect to which, after the Closing Date, CFI and MSH fail in any material respect to comply with their obligations under this Agreement, provided, however, that CFI and MSH's noncompliance with such obligations after the Closing Date shall not limit CFI and MSH's ability to recover Losses otherwise indemnifiable by the Class A Members pursuant to
Section 9.2(a) hereunder unless such noncompliance (A) adversely affects the Class A Members' ability to administer a claim made by CFI and MSH against the Members, in which case the Members may withhold payment on that portion, if any, of the claims for which CFI and MSH seeks reimbursement until CFI and MSH complies with its obligations hereunder, or (B) adversely affects the ability to cure a breach, mitigate a Loss or defend a claim, or (C) otherwise results in or increases the amount of a Loss, in which case the Members shall not be obligated to indemnify CFI and MSH with respect to any such increase in the amount of a Loss;

            (iv) Losses to the extent resulting from the acts or omissions of CFI and MSH, including, without limitation, defects generated, embellished or increased by any new release of or any modification to the Products.

      (g) Each of the parties shall use commercially reasonable efforts at all times to minimize the Losses for which the other party may be liable under this Agreement.

                                    ARTICLE X
                                  MISCELLANEOUS

      Section 10.1      Notices.

      All notices required or permitted to be given under this Agreement shall be in writing, mailed or delivered to the parties set forth below:

            If to any Member: To the address set forth opposite such Member's
                              Name on Exhibit A hereto.


            If to MECA: MECA SOFTWARE L.L.C.
                        115 Corporate Drive
                           Trumbull, Connecticut 06611

                        Attn:  President

                  With copy to:     Jay E. Bothwick, Esq.
                              Hale and Dorr L.L.P.
                                 60 State Street
                           Boston, Massachusetts 02109


            If to CFI or            CFI and MSH ProServices, Inc.
                MSH:          400 S.W. Sixth Avenue
                               Portland, OR 97204
                              Attention:  Jeffrey P. Strickler
                                          Vice President and General
Counsel
                              Telephone:  (503) 274-7280
                              Facsimile:  (503) 790-9229

Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by telex, facsimile, or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Telex or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the addresses set forth on the signature pages hereof.

      Section 10.2      Interpretation.

      (a) Incorporation of Exhibits and Schedules. All schedules and exhibits referenced in and attached hereto are by this reference incorporated into and made a part of this Agreement.

      (b) Governing Law. THE PARTIES INTEND THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON APPLICABLE TO CONTRACTS MADE and WHOLLY PERFORMED WITHIN OREGON BY PERSONS DOMICILED IN OREGON.

      (c) Inconsistencies; Collateral Documents. In the event of any inconsistency or of any conflict between the terms of this Agreement and any of the terms of any other document contemplated hereby, the terms of this Agreement shall absolutely govern and control. No provision of this Agreement shall be construed against any party on the ground that such party or its counsel drafted the provision.

      (d) Headings and Captions. All headings and captions have been inserted for convenience only and shall not affect the interpretation of this Agreement.

      Section 10.3      Integration; Amendment.

      This Agreement, together with the other documents contemplated hereby, constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained in this Agreement or in the other documents contemplated hereby. This Agreement, and the other documents contemplated hereby, supersede all prior communications, representations, or agreements, verbal or written, among the parties relating to the subject matter hereof. This Agreement may not be amended except in a writing executed by the parties.

      Section 10.4      Waiver.

      No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the waiving party. No failure by any party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach, of such provision or of any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.

      Section 10.5      Attorneys' Fees.

      If any suit, arbitration or action arising out of or related to this Agreement is brought by any party, the arbitrator adjudicating such matter shall be entitled to award the prevailing party or parties the reasonable costs and fees (including, without limitation, the fees and costs of experts and consultants, copying, courier and telecommunication costs, deposition costs, and all other costs of discovery) incurred by such party or parties in such arbitration.

      Section 10.6      Continuing Agreement; Assignment; Binding Effect.

      This Agreement is a continuing agreement and shall remain in full force and effect until all obligations of the parties hereunder have been fully performed or otherwise discharged. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party except in connection with any merger, consolidation or acquisition of all or substantially all of its business. Notwithstanding the foregoing, this Agreement shall bind and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, heirs, and permitted assigns.

      Section 10.7      Costs and Expenses.

      Except as otherwise set forth herein, each of the parties hereto shall bear its own fees, costs, charges, and expenses incurred by such party in connection with the transactions contemplated hereby, including, but not limited to fees of their respective counsel, accountants, and other advisors. Nevertheless, the parties agree that the Members shall bear all the fees or costs of Hambrecht & Quist LLC.

      Section 10.8      No Third-Party Beneficiary Rights.

      No person not a party to this Agreement is an intended beneficiary of this Agreement, and no person not a party to this Agreement shall have any right to enforce any term of this Agreement; provided, however, that each of CFI and MSH's Indemnified Persons and each of the Members' Indemnified Persons shall have the benefits expressly set forth for such persons in this Agreement, and Paul Harrison and Kathleen Bromage shall be entitled to rely upon the undertaking of CFI and MHS in Section 5.5.

      Section 10.9      Counterparts.

      This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

      Section 10.10     Arbitration.

      All controversies, claims and disputes arising out of or relating to this Agreement, or the breach of such Agreement, except as otherwise provided herein, shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided, however, this agreement to arbitrate shall not apply to any disputes if either party is a debtor in a proceeding under the Federal bankruptcy laws. The parties agree that the location of all arbitration hearings or other court appearances related to this Agreement shall be in Denver, Colorado, and the parties submit to the jurisdiction of the Colorado courts for entry of judgment on the arbitration award. Nothing in this Agreement shall prevent any party from seeking and obtaining preliminary injunctive relief pending the entry of a judgment or arbitration award against any other party provided such relief is sought and obtained in a United States District Court located in Denver, Colorado.

      Section 10.11     No Publicity.

      No party shall make any public disclosure or publicity release pertaining to the existence of this Agreement or of the subject matter contained herein without the consent of the other parties hereto (which consent may be unreasonably withheld by CFI and MSH with respect to the Purchase Price and all other confidential terms and information pertaining to the transactions contemplated herein, but which consent shall not be unreasonably withheld in all other circumstances). Notwithstanding the foregoing, each party shall be permitted to issue a press release announcing the consummation of the transaction or respond to inquiries concerning the consummation of the transaction (subject in each case to the limitations as to Purchase Price and other confidential terms) and make such specific disclosures to the public or to governmental agencies as its counsel shall deem necessary to maintain compliance with and to prevent violation of applicable federal or state laws.

      Section 10.12     Further Assurances.

      Each party agrees, at the request of any other party hereto, at any time and from time to time after the date hereof, whether before or after the Closing Date, promptly to execute and deliver all such further documents, and promptly to take and forbear from all such action as may be reasonably necessary or appropriate in order to more effectively to confirm or carry out the provisions of this Agreement and the intent of the parties hereto.

      Section 10.13     Knowledge of Parties.

      Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge of or known by MECA, it is intended to mean that, the existence or absence of such facts is within the conscious awareness of any officer or director level employee of MECA, following reasonable inquiry by such person. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge of a Member, it is intended to mean that the existence or absence of such facts is within the conscious awareness of any executive officer of such member or any designee of such Member that sits on the Board of Managers of MECA, following reasonable inquiry by such person. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge of CFI or MSH, it is intended to mean that it is within the conscious awareness of any officer of CFI or MSH, respectively, following reasonable inquiry by such person.

      Section 10.14     Definitions.

      As used herein, the following defined terms shall have the meanings ascribed below:


      "Approval" shall mean any approval or consent required by any person or governmental authority.

      "Bank Debt" shall mean those certain promissory notes dated August 28, 1996 and issued in favor of BA Interactive Services Holding Company, Inc. and in favor of MYM Holdings Corporation, including a principal amount of $3,750,000 each and all accrued but unpaid interest thereon.

      "Business" shall mean the businesses of MECA, as MECA was operated immediately prior to the Closing Date.

      "Charter Documents" shall be as defined in Section 3.1(a).

      "Claims" shall mean, collectively, any claim, action or suit; any investigation, inquiry or other proceeding by any administrative, governmental, arbitration or judicial body; or any order, decree, or judgment issued or rendered by any such body.

      "Contracts" shall be as defined in Section 3.5(a).

      "Environmental Laws" shall mean any and all foreign and domestic federal, state and local laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

      "Environmental Liabilities" shall mean all liabilities, whether vested or unvested, contingent or fixed, which (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

      "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance regulated by any Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any material constituent elements displaying any of the foregoing characteristics.


      "Intellectual Property" shall mean all intellectual property rights directly related to the Products or the Business, and owned or licensed by MECA
 .  Intellectual  Property shall include,  without  limitation,  all  trademarks, service  marks,  trade names,  copyrights  (or any  applications  for any of the
foregoing);   patents,  industrial  models,  processes,   designs,  formulas  or
applications for patents; inventions (whether or not patentable); designs, drawings, mask works, algorithms, specifications or test information; computer programs or other software (including the human-readable source code and the machine-executable object code of any such software); engineering and associated
design  data;   know-how;   manufacturing   and  marketing   information;   user
documentation and other product literature; and other similar information.


      "Law" shall mean, collectively, any statute, rule, common law, ordinance, regulation, order, writ, judgment, injunction, decree, determination, or award enacted or promulgated by any governmental authority of any nature whatsoever

      "Licenses" shall be as defined in Section 3.7(b).

      "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

      "Loss" or "Losses" shall mean any demand, claim, loss, liability, damage, obligation, cost and expense, actually incurred by the affected party (including interest, penalties, costs of preparation and investigation, attorney fees, fees and costs of experts and consultants, copying, courier and telecommunication costs, deposition costs and all other costs of discovery incurred by such party or parties in connection therewith including, in any post-trial or appellate proceeding).

      "Marks" shall be as defined in Section 3.6(d)(i).

      "Material Adverse Effect" shall mean any change, effect or occurrence that has, or would reasonably be likely to have, individually or in the aggregate, a material adverse impact on (i) the condition (financial or otherwise) of MECA, the Business or the Assets; except that the operating losses incurred to date by MECA shall not constitute a Material Adverse Effect.

      "MECA Financial Data" shall be as defined in Section 3.3(a).

      "Person" means, as the context may require, an individual, partnership, joint venture, corporation, association or any other entity.

      "Assets" shall be as defined in Section 3.6(a).


      "Real Property Lease" shall be as defined in Section 3.6(b).

      "Records"  shall  mean  all  books  of  account,  forms,  records,  files, invoices, customers lists, suppliers lists, business records and plans, catalogs, brochures, other selling material, manuals, correspondence, memoranda, and other data (in all mediums) used by MECA in connection with the Business or otherwise pertaining to the Assets.

      "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

      "Restrictive Period" shall be as defined in Section 6.1.

      "Taxes" shall mean any and all federal, state, local, foreign, or other taxes (including all those related to income, gross receipts, franchise, excise, sales and use, social security, unemployment, workers' compensation, ad valorem, and property taxes).

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on May __, 1999.

"MECA"                                   MYM Holdings Corporation
MECA Software L.L.C.


                                         By:_____________________________
By:_____________________________         Name:
Name:                                    Title:
Title:


BA Interactive Services                  U.S.BANCORP ONLINE SERVICES, INC.
Holding Company, Inc.


By:_____________________________         By:_____________________________
Name:                                    Name:
Title:                                   Title:


Fleet Investment Funding                 New England Life Insurance
Corp.                                    Company


By:_____________________________         By:  _____________________________
Name:                                    Name:
Title:                                   Title:



Royal Bank of Canada                     Royal Bank of Canada

By:______________________________
Name:                                    By:_______________________________
Title:                                   Name:_____________________________
                                         Title:______________________________

CitiBank Strategic Technology, Inc.

By:__________________________
Name:________________________
Title:_________________________



"CFI"                                     "MSH"
CFI ProServices, Inc.                           MoneyScape Holdings, Inc.


By:______________________________
By:_______________________________
Name:       Jeffrey P. Strickler                      Name:
Jeffrey P. Strickler
Title:    Vice President and                    Title:    Vice President
and
        General Counsel                         General Counsel
MECCA.11Agmt  5/14/99